United States securities and exchange commission logo





                           November 23, 2020

       Thomas L. Travis
       President and Chief Executive Officer
       Bank7 Corp.
       1039 N.W. 63rd Street
       Oklahoma City, Oklahoma 73116

                                                        Re: Bank7 Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed November 16,
2020
                                                            File No. 333-250102

       Dear Mr. Travis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jessica
Livingston at 202-551-3448 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance